EXHIBIT 10(f)(2)

Section 6.03 of the Snap-on Incorporated Deferred Compensation Plan was restated effective as of January 31, 2014 to read:

(b) Subject to applicable corporate policies and Section 6.3(c), from time to time a Participant with a credit balance in a Share Account may convert all or a portion of such balance into an amount to be credited to the Participant’s corresponding Cash Account by giving written notice to the Corporation, which notice shall specify the number of Share Units to be converted or a dollar amount. Notwithstanding the foregoing, a Participant may not convert the portion of his or her Share Account that is attributable to a deferral of Other Compensation that would have been payable in shares of Common Stock prior to the date that is six (6) months and one (1) day after the date the amount deferred otherwise would have become due and payable in the absence of a deferral election. In the event of a conversion under this Section 6.03(b), and effective as of the Effective Date, (i) there shall be credited to the Participant’s Cash Account an amount equal to (A) the number of Share Units specified in the notice multiplied by the Fair Market Value as of the Effective Date or (B) the dollar amount specified in the notice; and (ii) the Participant’s Share Account shall be debited by the number of Share Units specified in the notice, or, as the case may be, by the number of Share Units having a Fair Market Value as of the Effective Date equal to the dollar amount specified in the notice.